Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our reports dated February 24, 2017, with respect to the consolidated financial statements and internal control over financial reporting included in the Annual Report of Sunoco Logistics Partners L.P. on Form 10-K for the year ended December 31, 2016. We consent to the incorporation by reference of said reports in the Registration Statements of Sunoco Logistics Partners L.P. on Forms S-3 (File No. 333-212962, File No. 333-206302, and File No. 333-206301), on Form S-4 (File No. 333-215183), and on Forms S-8 (File No. 333-208327 and File No. 333-96897).

/s/ GRANT THORNTON LLP
Philadelphia, Pennsylvania
February 24, 2017